SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material under Rule 14a-12

ADAPTEC, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

November 5, 2007

To our stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Embassy Suites Hotel located at 901 East Calaveras Boulevard, Milpitas, California 95035 on Thursday, December 13, 2007 at 10:00 a.m., local time.

The matters to be acted upon at the Annual Meeting are described in detail in the accompanying Notice of 2007 Annual Meeting of Stockholders and Proxy Statement.

If you received your Annual Meeting materials by mail, the Notice of 2007 Annual Meeting of Stockholders, Annual Report, Proxy Statement and proxy card or voting instruction card are enclosed. If you received your Annual Meeting materials by email, the email contains voting instructions and links to the Annual Meeting materials on the Internet.

Please use this opportunity to contribute to our company by voting on the matters to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, if you are a beneficial holder (see definition in the accompanying Proxy Statement), you may cast your vote online even if you did not receive your Annual Meeting materials by email. To vote online, follow the instructions for online voting contained within your Annual Meeting materials. In addition, if you are a beneficial holder and you live in the United States or Canada, you may vote by telephone by following the instructions for telephone voting contained within your Annual Meeting materials. If you are a beneficial holder and you received your Annual Meeting materials by mail and do not wish to vote online or by telephone, or if you are a registered stockholder (see definition in the accompanying Proxy Statement), please complete, date, sign and promptly return the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting. Voting online, by telephone or by returning the proxy card or voting instruction card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

We encourage you to conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up for electronic delivery of Adaptec stockholder communications. For more information, see the “Electronic Delivery of Stockholder Communications” section of the enclosed Proxy Statement.

To assure your representation at the Annual Meeting, we urge you to vote as soon as possible. If telephone or online voting is available to you, we encourage you to use these faster and less costly methods.

We hope you’ll join us at the Annual Meeting.

Sincerely,

Subramanian “Sundi” Sundaresh

Chief Executive Officer

ADAPTEC, INC.

691 South Milpitas Boulevard

Milpitas, California 95035

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

Our 2007 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at the Embassy Suites Hotel located at 901 East Calaveras Boulevard, Milpitas, California 95035 on Thursday, December 13, 2007 at 10:00 a.m., local time.

At the Annual Meeting, you will be asked to consider and vote upon the following matters:

1.    The election of nine directors to our Board of Directors, each to serve until our 2008 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation, death or removal. Our Board of Directors intends to present the following nominees for election as directors:

Jon S. Castor	Jack L. Howard	Joseph S. Kennedy

Robert J. Loarie	D. Scott Mercer	John Mutch

John J. Quicke	Subramanian “Sundi” Sundaresh	Douglas E. Van Houweling

2.    The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008.

3.    The transaction of any other business that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

These items of business are more fully described in the attached Proxy Statement. Only stockholders of record at the close of business on October 25, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournment of the Annual Meeting.

By Order of the Board of Directors,

Dennis R. DeBroeck

Corporate Secretary

Milpitas, California

November 5, 2007

Whether or not you plan to attend the Annual Meeting, please cast your vote online, by telephone or by completing, dating, signing and promptly returning the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

ADAPTEC, INC.

691 South Milpitas Boulevard

Milpitas, California 95035

PROXY STATEMENT

November 5, 2007

The accompanying proxy is solicited on behalf of the Board of Directors of Adaptec, Inc., a Delaware corporation (“Adaptec”), for use at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Embassy Suites Hotel located at 901 East Calaveras Boulevard, Milpitas, California 95035 on Thursday, December 13, 2007 at 10:00 a.m., local time. This Proxy Statement and the accompanying form of proxy card / voting instruction card were mailed to stockholders on or about November 19, 2007. Our Annual Report for fiscal 2007 is enclosed with this Proxy Statement. This Proxy Statement was also posted on our website at http://investor.adaptec.com on November 5, 2007.

Record Date; Quorum; List of Stockholders of Record

Only holders of record of common stock at the close of business on October 25, 2007 will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 121,019,609 shares of common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, represented by proxy or in person, will constitute a quorum for the transaction of business at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices for a period of ten days before the Annual Meeting. Stockholders may examine the list for purposes germane to the Annual Meeting.

Voting Rights; Required Vote

Stockholders are entitled to one vote for each share of common stock held by them as of the record date. Directors will be elected by a plurality of the shares of common stock represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the nine nominees receiving the highest number of votes will be elected to the Board. Stockholders do not have the right to cumulate their votes in the election of directors. Approval of Proposal No. 2 ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008 requires the affirmative vote of a majority of the shares represented and voting at the Annual Meeting in person or by proxy.

Voting of Proxies

Stockholders that are “beneficial owners” (your Adaptec shares are held for you in street name by your bank, broker or other nominee) have three options for submitting their votes before the Annual Meeting, by: (a) Internet, (b) telephone or (c) mailing a completed voting instruction card to your bank, broker or other nominee. If you have Internet access and are a beneficial owner of shares of Adaptec common stock, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the voting instruction card. If you live in the United States or Canada and are a beneficial owner, you may submit your proxy by following the “Vote by Telephone” instructions on the voting instruction card. If you received your Annual Meeting materials by mail and do not wish to vote online or by telephone, or if you are a “registered stockholder” (you hold your Adaptec shares in your own name through our transfer agent, Registrar and Transfer Company, or you are in possession of stock certificates), please complete and properly sign the proxy card (registered holders) or voting instruction card (beneficial owners) you receive and return it in the prepaid envelope provided, and it will be voted in accordance with the specifications made on the proxy card or voting instruction card. If no specification is made on a signed and returned proxy card or voting instruction card, the shares represented by the proxy will be voted “FOR” the election to the Board of Directors of each of the nine nominees named on the proxy card or voting instruction card, “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending

March 31, 2008 and, if any other matters are properly brought before the Annual Meeting, the proxy will be voted as the Board of Directors may recommend. We encourage beneficial owners with Internet access to record your vote on the Internet or, alternatively, to vote by telephone. Internet and telephone voting is convenient, saves on postage and mailing costs and is recorded immediately, minimizing risk that postal delays may cause your vote to arrive late and therefore not be counted. If you attend the Annual Meeting, you also may vote in person, and any previously submitted votes will be superseded by the vote you cast at the Annual Meeting.

Effect of Abstentions and “Broker Non-Votes”

If a registered stockholder indicates on his or her proxy card that the stockholder wishes to abstain from voting, or a beneficial owner instructs its bank, broker or other nominee that the stockholder wishes to abstain from voting, these shares are considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals.

If a beneficial owner does not give a proxy to his or her broker with instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters, but cannot vote on their customers’ behalf on “non-routine” proposals. These rules apply to us notwithstanding the fact that shares of our common stock are traded on The NASDAQ Global Market. The election of nine directors to our Board of Directors and the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm each constitute “routine” proposals. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of such “routine” proposals. If a broker chooses to leave these shares unvoted, the shares will be counted for the purpose of establishing a quorum, but not for determining the outcome of any of the proposals.

The inspector of elections appointed for the Annual Meeting will separately tabulate the relevant affirmative and negative votes, abstentions and broker non-votes for each proposal.

Adjournment of Annual Meeting

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit solicitation of additional proxies. The chairperson of the Annual Meeting shall have the power to adjourn the Annual Meeting.

Expenses of Soliciting Proxies

Our Board of Directors is soliciting the proxy included with this Proxy Statement for use at the Annual Meeting. We will pay the expenses of soliciting proxies for the Annual Meeting. After the original mailing of the proxy cards and other soliciting materials, we and/or our agents, including our directors, officers or employees, also may solicit proxies by mail, telephone, facsimile, email or in person. After the original mailing of the proxy cards and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy cards and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. We will reimburse the record holders for their reasonable expenses if they ask us to do so. We have engaged The Altman Group to assist in the solicitation of proxies and to provide related advice and information support at an estimated cost of $25,000, plus expenses and disbursements. Our directors, officers and employees will not receive any additional compensation for any soliciting efforts in which they may be engaged.

Revocability of Proxies

Any person signing a proxy card or voting instruction card in the form accompanying this Proxy Statement has the power to revoke it at any time before it is voted. A proxy may be revoked by signing and returning a proxy card or voting instruction card with a later date, by delivering a written notice of revocation to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, that the proxy is revoked or by attending the Annual Meeting and voting in person. The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if a stockholder has instructed a broker, bank or nominee to vote his, her or its shares of Adaptec common stock, the stockholder must follow the directions received from the broker, bank or nominee to change his, her or its instructions. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder, unless such vote is revoked in person at the Annual Meeting according to the revocability instructions outlined above.

Electronic Delivery of Stockholder Communications

If you received your Annual Meeting materials by mail, we encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via email. With electronic delivery, you will be notified via email as soon as the Annual Report and Proxy Statement are available on the Internet, and you can easily submit your vote online. Electronic delivery also can eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:

Registered Owner:  follow the instructions on the proxy card enclosed with your Annual Meeting materials to enroll.

Beneficial Owner:  visit www.icsdelivery.com to enroll.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Stock Administration Department at (408) 957-6765.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate voting materials to stockholders who may have more than one Adaptec stock account, we have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of Annual Meeting materials will receive only one copy of the Annual Meeting materials and any additional proxy soliciting materials sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to receive separate proxy cards or voting instruction cards.

How to Obtain a Separate Set of Voting Materials

If you received a householded mailing this year and you would like to have additional copies of the Annual Meting materials mailed to you, please submit your request to Adaptec, Inc., 691 South Milpitas Boulevard, Milpitas, California 95035, Attn: Stock Administration Department, or call (408) 957-6765. You may also contact us at this address or phone number above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Information Regarding Settlement with Steel Partners

On June 25, 2007, Steel Partners, L.L.C. and Steel Partners II, L.P. (collectively, “Steel Partners”) delivered to us in accordance with our bylaws a Notice of Intention to Nominate Persons for Election as Directors (the “Steel Partners Nomination Letter”) indicating that Steel Partners planned to seek representation on our Board of Directors by nominating a slate of five candidates, Jack L. Howard, John J. Quicke, John Mutch, Howard M. Leitner and Anthony Bergamo, for election as directors at the Annual Meeting and to solicit proxies on behalf of such nominees.

On August 24, 2007, Steel Partners filed a preliminary proxy statement on Schedule 14A with the SEC related to the matters set forth in the Steel Partners Nomination Letter.

On October 12, 2007, we filed a preliminary proxy statement on Schedule 14A with the SEC related to the Annual Meeting.

On October 16, 2007, Steel re-submitted the Steel Partners Nomination Letter due to the fact that we filed our preliminary proxy statement setting the date for the Annual Meeting of December 13, 2007.

On October 26, 2007, we and Steel Partners entered into a settlement agreement ending the election contest that was to occur at the Annual Meeting (the “Settlement Agreement”). Pursuant to the Settlement Agreement, we have agreed:

•	To increase the size of our Board of Directors from eight to nine members prior to the Annual Meeting.

•	That Judith M. O’Brien and Charles J. Robel will not stand for re-election at the Annual Meeting.

•

To nominate, recommend, support and solicit proxies for each of Jack L. Howard, John J. Quicke and John Mutch (collectively, the “Steel Partners Nominees”) for election to our Board of Directors at the Annual Meeting.

•

Following the election of the Steel Partners Nominees to our Board of Directors at the Annual Meeting, to appoint John Mutch to our Audit Committee, John J. Quicke to our Compensation Committee and Jack L. Howard to our Nominating and Governance Committee.

•

In the event of a vacancy of a Steel Partners Nominee prior to our 2008 annual meeting of stockholders, to allow Steel Partners to designate another person to our Board of Directors to fill the vacancy.

•	To appoint a Steel Partners Nominee to any committee of our Board of Directors, if established in the future.

•	That during the period from the date of the Annual Meeting to the date of our 2008 annual meeting of stockholders, the size of our Board of Directors will not exceed nine members.

•

That during the period from October 26, 2007 to immediately following the Annual Meeting, we will not enter into any binding agreement or arrangement related to any acquisition or purchase of assets or a business that constitutes 20% or more of our net revenues, net income or assets, or 20% or more of any class or series of our securities, unless either (1) the binding agreement or arrangement requires us to obtain the approval of our stockholders to complete the transaction or (2) Steel Partners provides its prior written approval of such transaction.

•

That following the Annual Meeting, we and the Steel Partners Nominees will review our business, financial condition, results of operations and outlook and will use commercially reasonable efforts to develop a set of mutually agreeable goals for improving our performance. After we agree upon these goals, we and the Steel Partners Nominees will use commercially reasonable efforts to engage as soon as reasonably practicable, but no later than 60 days after developing the mutually agreed upon goals, a third-party consultant to assist us in making recommendations to achieve these goals.

•	To reimburse Steel Partners up to $50,000 for expenses that it incurred in connection with its activities relating to the Annual Meeting, including the Settlement Agreement.

Pursuant to the Settlement Agreement, Steel Partners has agreed:

•	To be present at the Annual Meeting and to vote all of the shares of our common stock that it beneficially owns at the Annual Meeting in favor of the election of each of our incumbent directors.

•

To refrain from taking certain actions during the period beginning on October 26, 2007 and ending immediately following the Annual Meeting, including: taking certain actions with respect to tender or exchange offers, business combination transactions and election contests; selling the shares of our common stock that it beneficially owns; and seeking to amend our certificate of incorporation or bylaws.

The Settlement Agreement terminates immediately following the Annual Meeting, except as to specific provisions as set forth in the Settlement Agreement.

We filed the Settlement Agreement as Exhibit 10.01 to our Current Report on Form 8-K filed with the SEC on October 31, 2007. You may find more information regarding the terms of our settlement with Steel Partners by reference to the Settlement Agreement.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors. The Board of Directors has adopted a resolution in accordance with the provisions of our bylaws to increase the authorized number of directors from eight to nine members, effective as of immediately prior to the Annual Meeting. It is intended that your proxy will be voted for the nine nominees named below for election to our Board of Directors unless authority to vote for any such nominee is withheld.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve, or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to, or for good cause will not, serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of our stockholders or until his successor has been elected and qualified.

Composition of our Board of Directors

In connection with the appointments in July 2006 of Mr. Castor and Ms. O’Brien to our Board, we increased the size of our Board from nine to 11 members. Following the resignations of Mr. Carl Conti, Ms. Lucie Fjeldstad and Ms. Ilene Lang from our Board of Directors that were effective immediately preceding our 2006 Annual Meeting of Stockholders held in September 2006, we amended our bylaws to reduce the size of the Board to eight members.

In connection with the Settlement Agreement, Judith M. O’Brien and Charles J. Robel, two of our current directors, each agreed that they would not stand for re-election at the Annual Meeting and that their respective service on our Board of Directors would terminate as of immediately prior to the Annual Meeting. In addition, we agreed to nominate, recommend and support three Steel Partners Nominees for election to our Board of Directors at the Annual Meeting. As a result, we increased the size of our Board of Directors from eight to nine members, effective as of immediately prior to the Annual Meeting.

Directors/Nominees

The names of the nominees for election to our Board of Directors, their ages as of the date of this Proxy Statement and certain information about them are set forth below. Each of Jack L. Howard, John Mutch and John J. Quicke was selected as a nominee for election to our Board of Directors pursuant to the Settlement Agreement described under “Information Regarding Settlement with Steel Partners” on page 3 of this Proxy Statement.

Name of Director	Age	Principal Occupation	Director Since
Jon S. Castor(1)(2)	55	Private Investor	2006
Jack L. Howard	46	Vice Chairman of Steel Partners, Ltd.	—
Joseph S. Kennedy(1)	61	President and Chief Executive Officer of Omneon, Inc.	2001
Robert J. Loarie(2)	64	Private Investor	1981
John Mutch	51	Managing Partner of MV Advisors LLC	—
D. Scott Mercer	56	Private Investor	2003
John J. Quicke	58	Operating Partner of Steel Partners, Ltd.	—
Subramanian “Sundi” Sundaresh	51	President and Chief Executive Officer of Adaptec, Inc.	2005
Douglas E. Van Houweling(3)	64	President and Chief Executive Officer of the University Corporation for Advanced Internet Development	2002

(1)	Audit Committee Member
(2)	Compensation Committee Member
(3)	Governance and Nominating Committee Member

Mr. Castor has been a private investor since June 2004. From January 2004 to June 2004, Mr. Castor was an Executive Advisor to the Chief Executive Officer of Zoran Corporation, a provider of digital solutions for applications in the digital entertainment and digital imaging markets, and from August 2003 to December 2003, he was Senior Vice President and General Manager of Zoran’s DTV Division. From October 2002 to August

2003, Mr. Castor was the Senior Vice President and General Manager of the TeraLogic Group at Oak Technology Inc., a developer of integrated circuits and software for digital televisions and printers, which was acquired by Zoran. In 1996, Mr. Castor co-founded TeraLogic, Inc., a developer of digital television integrated circuits, software and systems, where he served in several capacities, including as its Chief Executive Officer and director from November 2000 to October 2002, when it was acquired by Oak Technology. Mr. Castor is also a director and member of the Audit Committee of Genesis Microchip, Inc., and Chairman of the Board of two privately held companies, Artimi, Inc. and Omneon Video Systems, Inc. Mr. Castor is also Chairman of the Compensation Committee and a member of the Audit Committee for Omneon Video Systems, Inc.

Mr. Howard has served as Vice Chairman of Steel Partners, Ltd. (“SPL”), a management and advisory company that provides management services to Steel Partners II and its affiliates, since December 2003. Since February 2007, Mr. Howard has served as Secretary of SP Acquisition Holdings, Inc., a company formed for the purpose of acquiring one or more businesses or assets (“SP Acquisition”). He has also served as Chief Operating Officer of SP Acquisition since June 2007. Mr. Howard served as Vice-Chairman of SP Acquisition from February 2007 through August 2007. He has been a registered principal of Mutual Securities, Inc., a registered broker-dealer, since 1989. Mr. Howard is also a director of BNS Holdings, Inc., a manufacturer of school buses, ambulances and terminal trucks, CoSine Communications, Inc., a global telecommunications equipment supplier, and WHX Corporation, a holding company.

Mr. Kennedy has served as the President and Chief Executive Officer of Omneon, Inc., a developer of video media servers for the broadcast industry, since June 2003. From June 1999 until March 2002, he served as President, Chief Executive Officer and Chairman of the Board of Pluris Inc., a developer of Internet routers. Mr. Kennedy was the founder and Chief Executive Officer of Rapid City Communications from February 1996 until that company was acquired by Bay Networks in June 1997, after which time he served as President and General Manager of Bay Networks’ switching products division until June 1998. Mr. Kennedy is also a director of two privately held companies.

Mr. Loarie has been a private investor since October 2007. From April 2003 until September 2007, Mr. Loarie served as an Advisory Director of Morgan Stanley & Co., a diversified investment firm, as a Managing Director of that firm from December 1997 until March 2003, and as a principal of that firm from August 1992 until November 1997. Mr. Loarie also has served as a general partner or managing member of several venture capital investment partnerships or limited liability companies affiliated with Morgan Stanley since August 1992. Mr. Loarie is also a director of a privately held company.

Mr. Mercer has been a private investor since December 2004 and served as our Interim Chief Executive Officer from May 2005 through November 2005. Mr. Mercer has served as the Chairman of our Board of Directors since September 2006. Mr. Mercer served as a Senior Vice President and Advisor to the Chief Executive Officer of Western Digital Corporation, a supplier of disk drives to the personal computer and consumer electronics industries, from February 2004 through December 2004. Prior to that, Mr. Mercer was a Senior Vice President and the Chief Financial Officer of Western Digital Corporation from October 2001 through January 2004. From June 2000 to September 2001, Mr. Mercer served as Vice President and Chief Financial Officer of Teralogic, Inc., a supplier of semiconductors and software to the digital television industry. From June 1996 through May 2000, Mr. Mercer held various senior operating and financial positions with Dell, Inc., a provider of products and services enabling customers to build their information-technology and Internet infrastructures. Mr. Mercer is also a director of Conexant Systems, Inc., Palm, Inc. and SMART Modular Technologies (WWH), Inc.

Mr. Mutch has served as the Managing Partner of MV Advisors, LLC since June 2005. Mr. Mutch was the Chief Executive Officer of Peregrine Systems, Inc. from August 2003 to December 2005, and the Chief Executive Officer of HNC Software Inc. from December 1999 to August 2002. Mr. Mutch is also a director of EDGAR Online, Inc., Phoenix Technologies Ltd. and Aspyra Inc.

Mr. Quicke has served as an Operating Partner of SPL since September 2005. Mr. Quicke served as a director, President and Chief Operating Officer of Sequa Corporation from 1993 to March 2004 and Vice Chairman and Executive Officer of Sequa Corporation from March 2004 to March 2005. Mr. Quicke is also a director of Angelica Corporation and WHX Corporation.

Mr. Sundaresh has served as our Chief Executive Officer since November 2005, President since May 2005 and briefly served as our Executive Vice President of Marketing and Product Development in May 2005. Prior to rejoining Adaptec, Mr. Sundaresh provided consulting services at various companies, including Adaptec, from December 2004 to April 2005. Between July 2002 and December 2004, Mr. Sundaresh served as President and Chief Executive Officer of Candera, Inc., a supplier of network storage controllers. From July 1998 to April 2002, Mr. Sundaresh served as President and Chief Executive Officer of Jetstream Communications, a provider of voice over broadband solutions. Mr. Sundaresh previously worked at Adaptec from March 1993 to June 1998 as Vice President and General Manager for the Personal I/O business and Corporate Vice President of Worldwide Marketing.

Dr. Van Houweling has served as the President and Chief Executive Officer of the University Corporation for Advanced Internet Development (UCAID), the formal organization supporting Internet2, since November 1997. Dr. Van Houweling also serves as a professor in the School of Information at the University of Michigan. Before undertaking his responsibilities at UCAID, Dr. Van Houweling was Dean for Academic Outreach and Vice Provost for Information and Technology at the University of Michigan.

Agreement to Vote for Incumbent Directors

Pursuant to the Settlement Agreement, Steel has agreed to vote at the Annual Meeting all shares it beneficially owns in favor of each of our incumbent directors who are standing for re-election: Jon S. Castor, Joseph S. Kennedy, Robert J. Loarie, D. Scott Mercer, Sundi Sundaresh and Douglas E. Van Houweling.

Independent Directors

Our Chief Executive Officer, Subramanian “Sundi” Sundaresh, is a member of our Board of Directors. Each of our current non-employee directors, Jon S. Castor, Joseph S. Kennedy, Robert J. Loarie, D. Scott Mercer, Judith M. O’Brien, Charles J. Robel and Douglas E. Van Houweling, and each of our director nominees, Jack L. Howard, John J. Quicke and John Mutch, qualifies as “independent” for purposes of serving on our Board of Directors in accordance with the rules of The NASDAQ Stock Market. The NASDAQ independence definition includes a series of objective tests, including that a director may not be our employee and that the director has not engaged in various types of business dealings with us. In addition, as further required by the NASDAQ rules, our Board of Directors has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board of Directors, would interfere with the exercise of such director’s independent judgment in carrying out the responsibilities of a director. The independence determinations made by our Board of Directors included considering the service by Mr. Mercer as our interim Chief Executive Officer from May 2005 to November 2005.

Board of Directors Meetings and Committees

During the fiscal year ended March 31, 2007, the Board of Directors met eleven times, including telephone conference meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the director served during fiscal 2007.

Standing committees of the Board of Directors consist of the Audit Committee, Compensation Committee and Governance and Nominating Committee. In addition, during fiscal 2006 the Board of Directors established a Transaction Committee that was not intended to be a standing committee; this committee was disbanded in May 2007. To the extent that the Board of Directors creates any new committees prior to our 2008 annual meeting of stockholders, we have agreed to appoint one of Jack L. Howard, John Mutch or John J. Quicke, or his successor, to such newly created committee. Each of the Audit Committee, Compensation Committee and Governance and Nominating Committee operate under a written charter approved by the Board of Directors, all of which are available on our website at www.adaptec.com. Each of these charters also is available in print to any stockholder upon request.

We strongly encourage directors to attend our annual meetings of stockholders. The Board of Directors endeavors to hold its Board and Board committee meetings on the same day as the annual meeting of stockholders to encourage director attendance. Seven of our eight directors attended our 2006 Annual Meeting of Stockholders.

Audit Committee.    The current members of the Audit Committee are Charles J. Robel (Chair), Jon S. Castor and Joseph S. Kennedy. John Mutch will join the Audit Committee immediately following the Annual Meeting, and we expect that he will also serve as the Chair of the Audit Committee following his election to the Board. Each of the current members of the Audit Committee and Mr. Mutch are “independent” as defined by the rules of The NASDAQ Stock Market. Our Board of Directors has determined that each of the Audit Committee members who will serve following the Annual Meeting is financially literate, as required by NASDAQ listing standards. However, with Mr. Robel not standing for re-election to our Board of Directors, our Board has determined that none of the Audit Committee members who will serve following the Annual Meeting qualifies as an “audit committee financial expert,” as defined under Item 407(d)(5) of Regulation S-K. Our Board of Directors currently intends to appoint D. Scott Mercer, who qualifies as an audit committee financial expert, to the Audit Committee in November 2008 when we expect Mr. Mercer will again qualify as “independent” for purposes of serving on the Audit Committee as defined by the rules of The NASDAQ Stock Market. Our Board has determined, in light of the changes in the composition of the Board that will occur at the Annual Meeting, that it was appropriate to delay the addition of an audit committee financial expert to the Audit Committee until such time as Mr. Mercer is eligible to rejoin the committee. Prior to our 2006 Annual Meeting of Stockholders held in September 2006, Joseph S. Kennedy, Ilene H. Lang and Charles J. Robel (Chair) served on our Audit Committee, each of whom was financially literate. Mr. Castor joined the Audit Committee in September 2006 upon the resignation of Ms. Lang from our Board of Directors. The Audit Committee met nine times during fiscal 2007, including telephone conference meetings. The Audit Committee assists the full Board of Directors in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, compensation and retention of our independent registered public accounting firm, which reports to the Audit Committee. For more information, see the “Report of the Audit Committee Report” beginning on page 32 of this Proxy Statement.

Compensation Committee.    The current members of the Compensation Committee are Judith M. O’Brien (Chair), Jon S. Castor and Robert J. Loarie. John J. Quicke will join the Compensation Committee immediately following the Annual Meeting, and we expect that Mr. Castor will serve as Chair of the Compensation Committee following the Annual Meeting. Each of the current Compensation Committee members and Mr. Quicke are “independent” as defined by the rules of The NASDAQ Stock Market, an “outside” director as defined in the Internal Revenue Code of 1986, as amended, and a “non-employee director,” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Prior to our 2006 Annual Meeting of Stockholders, Lucie J. Fjeldstad and Robert J. Loarie served on our Compensation Committee, each of whom met the foregoing standards. Ms. O’Brien and Mr. Castor joined the Compensation Committee in September 2006 upon the resignation of Ms. Fjeldstad from our Board of Directors. The Compensation Committee met thirteen times during fiscal 2007. The Compensation Committee establishes our executive compensation policy and determines the salary, bonuses and equity incentive awards of our executive officers. For more information, see “Executive Compensation” beginning on page 16 of this Proxy Statement and the “Compensation Committee Report” on page 29 of this Proxy Statement.

Governance and Nominating Committee.    The current members of the Governance and Nominating Committee are Douglas E. Van Houweling (Chair) and Judith M. O’Brien. Jack L. Howard will join the Governance and Nominating Committee immediately following the Annual Meeting, and we expect D. Scott Mercer to join the Governance and Nominating Committee and that Mr. Van Houweling will continue to serve as Chair of the Governance and Nominating Committee following the Annual Meeting. Each of the current Governance and Nominating Committee members and Mr. Howard are “independent” as defined by the rules of The NASDAQ Stock Market. Prior to our 2006 Annual Meeting of Stockholders, Douglas E. Van Houweling (Chair) and Lucie J. Fjeldstad served on our Governance and Nominating Committee, each of whom was also “independent” as defined by the rules of The NASDAQ Stock Market. Ms. O’Brien joined the Governance and Nominating Committee in September 2006 upon the resignation of Ms. Fjeldstad from our Board of Directors. The Governance and Nominating Committee is responsible for reviewing the qualifications of potential candidates for membership on our Board of Directors and recommending such candidates to the full Board of Directors. In addition, the Governance and Nominating Committee makes recommendations regarding the structure and composition of our Board of Directors and advises and makes recommendations to the full Board of Directors on matters concerning corporate governance. The Governance and Nominating Committee met three times during fiscal 2007.

Transaction Committee.    The Board disbanded the Transaction Committee in May 2007 and matters formerly handled by the Transaction Committee are now handled by the full Board of Directors. The most recent members of the Transaction Committee were Jon S. Castor, D. Scott Mercer and Charles J. Robel. Mr. Castor and Mr. Mercer were appointed to the Transaction Committee in March 2007. Mr. Kennedy and Mr. Loarie served as members since the Transaction Committee’s formation in August 2005 and stepped down from the Transaction Committee in March 2007 when Mr. Castor and Mr. Mercer joined the committee. The Transaction Committee was responsible for evaluating, planning and approving certain strategic business transactions for Adaptec. The Transaction Committee met five times during fiscal 2007.

Consideration of Director Nominees; New Nominees for Director

Director Qualifications.    The goal of the Governance and Nominating Committee is to ensure that our Board of Directors possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on our Board of Directors. To this end, the Governance and Nominating Committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen and the ability to think strategically. In addition, the Governance and Nominating Committee considers the level of the candidate’s commitment to active participation as a director, both at board and committee meetings and otherwise. Although the Governance and Nominating Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Governance and Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. When appropriate, the Governance and Nominating Committee may retain executive recruitment firms to assist it in identifying suitable candidates. After its evaluation of potential nominees, the Governance and Nominating Committee submits its chosen nominees to the Board of Directors for approval.

New Nominees for Director.    The Governance and Nominating Committee utilizes the services of an executive recruitment firm to assist it in identifying suitable candidates to join our Board. Our two newest Board members, Mr. Castor and Ms. O’Brien, were elected to the Board in July 2006 following the announcement by three of our non-employee directors—Carl Conti, Lucie Fjeldstad and Ilene H. Lang—that they would not stand for re-election at the 2006 Annual Meeting of Stockholders. Mr. Castor and Ms. O’Brien were each initially proposed as a candidate by Mr. Mercer. Jack L. Howard, John Mutch and John J. Quicke were proposed as candidates by Steel Partners, our largest stockholder and the beneficial owner of approximately 14.9% of our common stock as of October 26, 2007.

Stockholder Nominees.    The Governance and Nominating Committee will consider stockholder recommendations for director candidates. If a stockholder would like to recommend a director candidate for the next annual meeting of stockholders, the stockholder must deliver the recommendation to our Corporate Secretary at our principal executive offices no later than 75 days prior to and no earlier than 105 days prior to December 13, 2008, the anniversary of the Annual Meeting (the deadline for nominations for the 2008 Annual Meeting of Stockholders is between August 29, 2008 and September 28, 2008); provided, however, if the 2008 Annual Meeting of Stockholders occurs on a date more than 30 days earlier or 60 days later than the anniversary of the Annual Meeting, then notice by the stockholder to be timely must be delivered no later than 75 days prior to and no earlier than 105 days prior to the 2008 Annual Meeting of Stockholders or 10 days following the day on which public announcement (in a filing under the Exchange Act or by press release) of the date of the 2008 Annual Meeting of Stockholders is first made by our Board of Directors. Recommendations for candidates should be accompanied by personal information about the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and the other information required in the stockholder notice required by Section 1.12 of our bylaws. A stockholder recommending a candidate may be asked to submit additional information as determined by our Corporate Secretary and as necessary to satisfy the rules of the SEC or The NASDAQ Stock Market. If a stockholder’s recommendation is received within the time period set forth above and the stockholder has met the criteria set forth above, the Governance and Nominating Committee will evaluate such candidate, along with the other candidates being evaluated by the Governance and Nominating Committee, in accordance with the committee’s charter and will apply the criteria described under “Consideration of Director Nominees; New Nominees for Director—Director Qualifications” above.

Communication with the Board

You may contact the Board of Directors by sending an email to directors@adaptec.com or by mail to Board of Directors, Adaptec, Inc., 691 South Milpitas Boulevard, Milpitas, California 95035. An employee will forward these emails and letters directly to the Board of Directors. We reserve the right not to forward to the Board of Directors any abusive, threatening or otherwise inappropriate materials.

Corporate Governance Guidelines

The Board of Directors serves as our ultimate decision-making body, except with respect to matters reserved for the decision of our stockholders. The Board of Directors has adopted Corporate Governance Principles to assist in the performance of its responsibilities. These principles are available on the Investors section of our website at www.adaptec.com.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2008, and our stockholders are being asked to ratify the Audit Committee’s appointment. We have engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm since 1995. Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.

If our stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2008. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Adaptec and our stockholders.

Fees Paid to PricewaterhouseCoopers LLP

The following table presents information regarding the fees estimated and billed by PricewaterhouseCoopers LLP and affiliated entities for our 2007 and 2006 fiscal years. In accordance with the SEC’s guidelines, we have itemized tax related and other fees paid to PricewaterhouseCoopers LLP and affiliated entities during the 2007 and 2006 fiscal years.

	For the Fiscal Year Ended March 31,
Nature of Services	2007	2006
Audit Fees	$1,570,000	$1,775,000
Audit-Related Fees	—	$185,000
Tax Fees
Tax Compliance	$107,000	$161,000
Other Tax	$57,000	$23,000
All Other Fees	—	—

Total Fees	$1,734,000	$2,144,000

Audit Fees.    This category includes services provided in connection with the audit of our consolidated financial statements, the review of our quarterly consolidated financial statements and the audit of management’s assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes services for assistance with debt or equity offerings, acquisitions, SEC comment letters and review of and consents issued in connection with documents filed with the SEC.

Audit-Related Fees.    This category includes services related to transaction work.

Tax Fees.    This category includes tax compliance services related to the preparation of tax returns and claims for refund. Other Tax includes services related to tax planning and tax advice, including assistance with tax audits and appeals, research and development credits, expatriate tax preparation and advice related to mergers and acquisitions.

All Other Fees.    We did not incur any Other Fees during these periods.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has established a policy for approving any non-audit services to be performed by our independent registered public accounting firm. The Audit Committee requires advance review and approval of all proposed non-audit services that we wish our independent registered public accounting firm to perform. As permitted by our Audit Committee charter, the Audit Committee Chairperson may pre-approve certain non-audit related fees and the entire Audit Committee will then ratify the Chairperson’s pre-approval in a subsequent meeting of the Audit Committee, in accordance with SEC requirements. In the 2007 and 2006 fiscal years, the Audit Committee followed these guidelines in approving all services rendered by PricewaterhouseCoopers LLP and affiliated entities.

Required Vote

The affirmative vote of a majority of the shares represented and voting on Proposal No. 2 by proxy is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008, provided that the affirmative votes must be not less than a majority of the required quorum for the Annual Meeting.

THE BOARD RECOMMENDS A VOTE FOR

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of our common stock as of October 26, 2007 by (a) each beneficial owner of 5% or more of our outstanding common stock known to us, (b) each of our directors and director nominees, (c) each of the individuals listed in the Summary Compensation table below at page 23 of this Proxy Statement (we refer to these individuals in this Proxy Statement as our “Named Executive Officers”) and (d) all of our current directors and executive officers as a group.

The percentage of beneficial ownership for the table is based on approximately 121,019,609 shares of our common stock outstanding as of October 26, 2007. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock. Unless otherwise indicated, each beneficial owner listed below maintains a mailing address of c/o Adaptec, Inc., 691 South Milpitas Boulevard, Milpitas, California 95035.

The number of shares beneficially owned by each stockholder is determined under SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power and those shares of common stock that the stockholder has the right to acquire within 60 days after October 26, 2007 (December 25, 2007) through the exercise of any stock option. The “Percentage of Shares” column treats as outstanding all shares underlying such options held by the stockholder, but not shares underlying options held by other stockholders.

Pursuant to the Settlement Agreement, Steel Partners has agreed to vote at the Annual Meeting all of its shares of our common stock that it beneficially owns in favor of each of our incumbent directors who are standing for re-election: Jon S. Castor, Joseph S. Kennedy, Robert J. Loarie, D. Scott Mercer, Sundi Sundaresh and Douglas E. Van Houweling.

	Adaptec Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares(1)	Percentage of Shares Outstanding
Directors, Director Nominees and Named Executive Officers:
Jon S. Castor	26,406	*
Joseph S. Kennedy	121,250	*
Robert J. Loarie(2)	198,854	*
D. Scott Mercer	141,250	*
Judith M. O’Brien	26,406	*
Charles J. Robel	23,750	*
Douglas E. Van Houweling	121,250	*
Subramanian “Sundi” Sundaresh	686,064	*
Russell Johnson	168,500	*
Manoj Goyal	185,291	*
Marcus D. Lowe	263.862	*
Christopher G. O’Meara	309,341	*
Jack L. Howard	—	*
John Mutch	—	*
John J. Quicke	—	*
Directors and executive officers as a group (12 persons)	2,272,224	1.87%
5% Stockholders:
Steel Partners II, L.P.(3)	18,076,884	14.94%
Wellington Management Company, LLP(4)	9,410,200	7.78%
Dimensional Advisors, L.P.(5)	8,419,357	6.96%

*	Less than 1% ownership.

(1)	Includes the following shares that may be acquired upon exercise of stock options granted under our stock option plans within 60 days after October 26, 2007:

Jon S. Castor	10,156
Joseph S. Kennedy	115,000
Robert J. Loarie	145,000
D. Scott Mercer	135,000
Judith M. O’Brien	10,156
Charles J. Robel	17,500
Douglas E. Van Houweling	115,000
Subramanian “Sundi” Sundaresh	375,000
Russell Johnson	148,953
Manoj Goyal	67,291
Marcus D. Lowe	166,666
Christopher G. O’Meara	187,916
Directors and executive officers as group	1,493,638

(2)	Includes 53,854 shares held in the name of a trust for the benefit of Mr. Loarie and his family.

(3)	Steel Partners II, L.P. (“Steel Partners”) has sole voting and dispositive power over all of the shares. Steel Partners, L.L.C. is the general partner of Steel Partners. The sole executive officer and managing member of Steel Partners, L.L.C. is Warren G. Lichtenstein, who is Chairman of the Board, Chief Executive Officer and Secretary. By virtue of his positions with Steel Partners, L.L.C. and Steel Partners, Mr. Lichtenstein has the power to vote and dispose of all of the shares. Steel Partners’ address is 590 Madison Avenue, 32nd Floor, New York, New York 10022.

(4)	Wellington Management Company, LLP (“Wellington”) reported that it has shared voting power over 4,722,600 shares and shared dispositive power with respect to all of the shares. All of the shares are owned of record by clients of Wellington. Wellington’s address is 75 State Street, Boston, Massachusetts 02109. All information regarding Wellington is based solely upon the Amendment No. 1 to Schedule 13G filed by it with the SEC on February 14, 2007.

(5)	Dimensional Fund Advisors, L.P. (“Dimensional”) reported that it has sole voting power and dispositive power with respect to all of the shares. All of the shares are owned of record by clients of Dimensional. Dimensional’s address is 1299 Ocean Avenue, Santa Monica, California 90401. All information regarding Dimensional is based solely upon the Schedule 13G filed by it with the SEC on February 9, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our Named Executive Officers and places in perspective the data presented in the tables and narrative that follow.

Compensation Philosophy and Overview

Our pay programs are designed to attract, retain and motivate a qualified workforce to achieve our financial and strategic objectives. The compensation offerings strive to: pay for performance by rewarding each employee for team results and his/her individual contribution to our success; provide managers with guidelines to make fair and equitable compensation decisions; and effectively balance our financial resources with compensation expense management.

We believe that the most effective compensation program is one that is designed to reward the achievement of our financial and strategic goals, and which aligns executives’ interests with those of our stockholders.

The compensation plans for our executive officers have three principal elements: a base salary which is developed in part by referencing the 50th percentile of the market, cash incentive bonuses linked to achievement of financial and strategic goals and equity-based incentive compensation. In addition, we provide our executive officers a variety of benefits that in most cases are available generally to all of our salaried employees. We view the components of compensation as related but distinct. Although the Compensation Committee of our Board of Directors (the “Committee”) reviews the total compensation of our executive officers, we do not believe that significant compensation derived from one component of compensation should necessarily negate or reduce compensation from other components. We do believe that the executive compensation package should be fair and reasonable when taken as a whole.

We have not adopted any formal policies or guidelines for allocating compensation between long-term and currently paid out compensation or between cash and non-cash compensation. However, our philosophy is to keep cash compensation at a competitive level while providing the opportunity to be significantly rewarded through equity if our company and our stock price perform well over time. We also believe that, for most technology companies, stock-based compensation is generally the primary motivator in attracting executives rather than base salary or cash bonuses.

We also believe that executive officers should have a greater percentage of their equity compensation in the form of stock options rather than restricted stock or restricted stock unit awards, as stock options have greater risk associated with them than these other equity grants. We believe that our executive officers should have a larger portion of their equity incentive awards at risk as compared with our other employees.

Role of Executive Officers in Compensation Decisions

Mr. Subramanian Sundaresh, our Chief Executive Officer, annually reviews the performance of each of our other executive officers. The conclusions reached by Mr. Sundaresh and his recommendations based on these reviews, including with respect to salary adjustments, incentive awards and equity award amounts, are presented by Mr. Sundaresh to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. The Committee makes all final compensation decisions for each of our executive officers.

Committee meetings typically have included, for all or a portion of each meeting, not only the Committee members but also our Chief Executive Officer, our Vice President Human Resources, and, as required, our Chief Financial Officer and independent compensation consultant.

Role of the Compensation Committee

The current members of the Committee are Judith O’Brien, who is the Chair of the Committee, Jon Castor and Robert Loarie. Each of Ms. O’Brien and Mr. Castor joined our Board in July 2006 and were appointed to the Compensation Committee in September 2006 following the departure of Lucie J. Fjeldstad, the former Chair of the Committee, from our Board in September 2006. Mr. Loarie served on the Committee for all of fiscal 2007.

The Committee ensures that our executive compensation and benefits program is consistent with our compensation philosophy and our corporate governance guidelines and is empowered to make decisions regarding executive officers total compensation, and subject to the approval of the Board our Chief Executive Officer’s total compensation.

We establish the base salaries, target annual bonus levels and target annual long-term incentive award values for our executive officers at competitive levels, as measured against a peer group of companies. The Committee reviews our overall compensation strategy at least annually to ensure that it promotes stockholder interests, supports our strategic and tactical objectives and provides for appropriate rewards and incentives for our executive officers. The Committee’s most recent overall compensation review occurred in April 2007.

Accounting and Tax Implications of Our Compensation Policies

In designing our compensation programs, the Committee considers the financial accounting and tax consequences to Adaptec as well as the tax consequences to our employees. We account for equity compensation paid to our employees under SFAS 123(R), which requires us to estimate and record and expense over the service period of the award. The SFAS 123(R) cost of our equity awards is considered by management as part of our equity grant recommendations to the Committee. Our equity grant practices have been impacted by SFAS 123(R), which we adopted in the first quarter of our 2007 fiscal year. Beginning in calendar 2006, we generally reduced our use of stock options and increased our use of restricted stock awards in order to reduce our SFAS 123(R) expense.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct for income tax purposes in any one year with respect to our five most highly compensated executive officers. The $1 million limit does not apply to compensation that is considered “performance based” under applicable tax rules. Our executive stock options are intended to qualify as “performance-based,” so that compensation attributable to those options is fully tax deductible. Although we currently provide compensation to executives in forms that do not meet the requirements for “performance-based” compensation, such as base salary, annual incentive pay and restricted stock, we have no individuals with non-performance based compensation in excess of the Section 162(m) tax deduction limit.

We also consider the tax impact to employees in designing our pay programs, particularly our equity pay programs. For example, while employees generally control the timing of taxation with respect to stock options, the timing of taxation of restricted stock is generally not within the employee’s control. As a result, as part of our restricted stock grant program, we provide a “net issue” opportunity to employees to assist them with the tax withholding requirements that apply to restricted stock.

Survey Analysis

We utilize Radford Surveys + Consulting, a business unit of AON Consulting (“Radford”), for comprehensive compensation data. Radford provides a number of compensation surveys to the technology industry, including Benchmark, Executive, Sales, Benefits and International surveys. The surveys compare practices among other high technology companies and cover base salary, cash incentives, stock equity incentive grants and total cash as a percentage of total direct compensation.

Radford offers quarterly summary of industry trends which allows our human resources department to stay current on total compensation trends. We also purchase a Custom Company Report that matches total compensation from a select group of high technology companies identified by our management with annual revenues of $200 million to $500 million.

The companies, which are listed below, were selected based upon their size, industry and executive skill set. Because Adaptec is placing greater emphasis on software and solutions as well as on hardware products, the list consists of a variety of companies. In positions outside of engineering and product management, we seek talent within the broader technology industry.

Applied Micro Circuits	Emulex	NetIQ
Ariba	Extreme Networks	Openware
Aspect Software	Foundry Networks	Red Hat
Dolby Laboratories	Informatica	Wind River Systems
Dot Hill Systems	Iomega	Zoran

External Advisor

The Committee has the authority to engage the services of outside advisors. In January 2007, the Committee engaged Compensia, Inc. as an independent advisor to assist the Committee in its review of the fiscal 2008 compensation for executive officers and other elements of our executive pay program. Compensia has not previously performed services for us and provides no services to management.

Executive Compensation Program

Components of our Compensation Program

Base Salary

We set base salaries for our executive officers considering the 50th percentile of the survey results for the high technology market. Our human resources management reviews the Radford Total Company Results survey (comprised of data from companies with $200 million to $1 billion in annual revenues) which shows executives’ total compensation results from approximately 150 high technology companies. They also review the Radford Custom Company Results from the peer companies noted above. Human resources management summarizes and presents its findings to Mr. Sundaresh and the Committee. The external executive compensation consultant also reviews the materials and presents additional information to the Committee. Based on the results of these surveys and the input from the executive compensation consultant, the Committee is able to evaluate if our executive officers are paid competitively. Each of our executive officers receives a rating of Exceptional, Successful or Improvement Required. Mr. Sundaresh rates the performance of his direct staff and the Committee rates the performance of Mr. Sundaresh in consultation with the other non-executive directors. Each executive officer also completes a self assessment of his performance.

For fiscal 2007, the base salary for Mr. Sundaresh was $450,000, the base salary for Mr. O’Meara was $325,000, the base salary for Mr. Lowe was $260,000, the base salary for Mr. Goyal was $240,000 and the target annual earnings (which includes base salary plus sales commissions) for Mr. Johnson was $320,000. The salary for each of Messrs. Sundaresh and Lowe was established by the Committee in March 2006 as part of its annual review of the compensation level of our executive officers, with Mr. Sundaresh providing input with respect to the compensation level of Mr. Lowe. Mr. Sundaresh joined Adaptec in May 2005 as our Executive Vice President of Marketing and Product Development at a base salary of $325,000. He was promoted to be our President in June 2005 and received an increase in base pay to $375,000, and became our Chief Executive Officer in November 2005 and received an increase in base pay to $400,000. Mr. Lowe joined Adaptec as our Vice President and General Manager in July 2005 at a base salary of $250,000. The salary of Mr. O’Meara was determined in connection with his hiring as our Chief Financial Officer in March 2006, and the salary of Mr. Goyal was determined in connection with his hiring as our Vice President, Product Development in May 2006. Adaptec uses the Radford Total Company Results (comprised of data from companies with $200 million to $1 billion in annual revenues) to determine a range for appropriate base pay and new hire incentives. Mr. Johnson joined Adaptec in June 1996, held several management positions in our worldwide sales department and was designated as an executive officer by our board of directors in March 2007. Mr. Johnson’s salary for fiscal 2006 was not established by the Committee in connection with its review of the compensation level of our executive officers in March 2006 since he was not at the time one of our executive officers, but was instead determined by Mr. Sundaresh.

For fiscal 2008, the Committee determined during its annual review of the compensation level of our executive officers in April 2007 that based on our performance during fiscal 2007 and pay position compared to survey data, Messrs. Sundaresh, O’Meara and Lowe would not receive salary increases. Based upon the Committee’s review of Mr. Goyal’s compensation level against survey data, Mr. Goyal received an increase of his base salary from $240,000 to $255,000 effective April 2, 2007. On August 9, 2007, we informed Mr. Johnson that his position would be eliminated, which occurred effective September 7, 2007.

Incentive Program

We utilize the same Radford survey data discussed above to determine cash bonus incentive targets. We target the 50th percentile of the market for similar size revenue companies. We pay cash bonuses to our executive officers pursuant to our Adaptec Incentive Plan (the “AIP”), with individuals eligible to receive payments from the AIP twice per year, following the close of the second and fourth fiscal quarters. The funding of the bonus pool under the AIP for each of the two six-month bonus periods is conditioned upon Adaptec achieving specific financial results and strategic goals that are determined by our Board. The financial results component is based upon Adaptec achieving minimum thresholds for revenue and operating profit before income taxes (“OPBT”), while the strategic goals generally related to matters such as inventory management, growth in the channel market, gross margin and business velocity. Achievement of goals are measured at the beginning of the third fiscal quarter for the first half cash bonuses and at the beginning of the first fiscal quarter of the following fiscal year for the second half cash bonuses, and the Committee then determines if the funding of the AIP bonus pool has been triggered. Management determines each person’s AIP payment based upon his pay grade target and his performance. Our executive officers can achieve 0% to 200% of target incentive based upon Adaptec’s performance and their individual performance.

For fiscal 2007, the target bonus payment for Mr. Sundaresh was 85% of his base pay, meaning that he could receive a cash incentive bonus from 0% to 170% of his base pay, the target bonus payment for Mr. O’Meara was 60% of his base pay, meaning that he could receive a cash incentive bonus from 0% to 120% of his base pay, and the target bonus payment for Mr. Lowe was 50% of base pay, meaning that he could receive a cash incentive bonus from 0% to 100% of his base pay. In addition, achievement of the financial goals accounted for 75% of the funding of the AIP pool, while achievement of the threshold for strategic goals accounted for the remaining 25% of the funding of the AIP pool.

For both six-month bonus periods, Messrs. Sundaresh, O’Meara and Lowe received less than their targets based on our performance, resulting in total cash bonus payments to them for fiscal 2007 of $180,000, $101,000 and $67,000, respectively. Mr. Goyal was ineligible for the first six-month AIP due to his hire date; however, he received a cash payment of $35,000 to recognize his contributions for the first half of the fiscal year. Mr. Goyal received an $18,300 incentive bonus for the second half of the fiscal year. In addition, Mr. Goyal received a $50,000 signing bonus upon beginning his employment with Adaptec. Mr. Johnson was on a sales incentive plan and was not eligible to participate in the AIP. Mr. Johnson’s incentive portion of his target annual earnings was paid based on revenue achievement and corporate goals.

For fiscal 2008, the Committee kept the target incentive levels for our executive officers at the same percentage of their base salary as they were for fiscal 2007. Mr. Goyal’s target is set at 50% of base pay, meaning that he could receive a cash incentive bonus from 0% to 100% of his base pay. In addition, in September 2007, the Committee approved an additional performance incentive bonus for Mr. Sundaresh for up to six-months of his base salary, payable in two installments, the first of which in an amount equal to up to two months of his base salary, subject to his achieving a strategic performance objective, and the second of which in an amount equal to up to four months of his base salary, subject to his achieving two additional strategic performance objectives by the end of fiscal 2008.

Equity-Based Long Term Incentive Compensation

We utilize stock options and restricted stock awards to ensure that our executive officers have a continuing stake in our long-term success and to align their interests with the interests of our stockholders. Beginning in calendar 2006, we generally reduced our use of stock options and increased our use of restricted stock awards in order to minimize potential dilution. However, we provide our executive officers with a larger percentage of their equity-based awards in the form of stock options rather than restricted stock awards as compared with the allocation of equity-based awards to our other employees. Our philosophy is that options have greater risk associated with them than restricted stock awards and that our executive officers should have a larger portion of their equity incentives at risk. As a result, if our company performs well then the executive officer will be suitably rewarded, but if we under-perform, the executive officer’s incentives are impacted negatively. We believe that this compensation philosophy is in-line with other high technology companies’ practices.

We review the Radford Survey comparator group (comprised of data from companies with 30 million to 99.9 million shares outstanding), as well as the Radford Custom Company Report (comprised of data from companies with $200 million to $499.9 million in annual revenues) and the Radford Total Company Results (comprised of data from companies with $200 million to $1 billion in annual revenues) to determine the 50th percentile for equity awards. We evaluate both the percentage of ownership and the net present value of awards to determine a competitive recommended range for each of our executive officers. We also review the executive officer’s current holdings of unvested equity and the extent to which those holdings provide adequate retention incentives.

In determining equity grants for our Named Executive Officers for fiscal 2007 (other than with respect to Mr. Goyal who was hired in May 2006), the Committee took into account that due to our current stock price and the limited tenure of each of the Named Executive Officers other than Mr. Johnson, the officers had relatively little to no current holdings. Based on this information, the Committee allocated equity incentives to each of Messrs. Sundaresh, O’Meara, Lowe, and Johnson for fiscal 2007 between the 50th and 75th percentile of the range and with shorter vesting schedules. We granted these executive officers stock option and restricted stock awards in both June and November 2006. Restricted stock awards vest annually over a two-year period and options vest quarterly over a three-year period.

With respect to Mr. Goyal, we granted him options to purchase 135,000 shares of our common stock in connection with his hiring in May 2006. We utilized the Radford Total Company Results (comprised of data from companies with $200 million to $1 billion in annual revenues) to determine the appropriate equity compensation level for Mr. Goyal. New hire equity incentive awards continue to have a standard vesting schedule. They vest as to 25% of the underlying shares on the one-year anniversary and quarterly thereafter, and will be fully vested at the end of four years. Mr. Goyal’s stock option and restricted stock awards that were granted in November 2006 were determined in the same manner as the awards to Messrs. Sundaresh, O’Meara, Lowe, and Johnson described above. The table on page 24 of this Proxy Statement describes the option grants and restricted stock awards made to the Named Executive Officers.

All grants of options to our executive officers and other employees, as well as to our directors, have been granted with exercise prices equal to or exceeding the fair value of the underlying shares of common stock on the grant date, as determined by our board of directors. All equity-based awards have been reflected in our consolidated financial statements, based upon the applicable accounting guidance. Beginning in calendar 2006, we generally reduced our use of stock options and increased our use of restricted stock awards in order to reduce our SFAS 123(R) expense and manage our dilution.

We do not have any program, plan or practice that requires us to grant equity-based awards to our executive officers on specified dates and we have not made grants of such awards that were timed to precede or follow the release or withholding of material non-public information. Our practice has been to grant equity-based awards at regularly scheduled committee meetings.

Perquisites

Our executive officers are eligible for the same health and welfare programs and benefits as the rest of our employees. In addition, all vice president level and more senior employees, including our executive officers, receive a car allowance valued at $650 per month, and are eligible for an annual executive physical. In addition, executive officers receive reimbursement for personal financial and tax advice up to $2,500 per year, reimbursement for health club initiation fees of up to $300 plus 50% of the club’s monthly dues, up to $55.00 per month, and survivor benefit management services up to a maximum cost of $3,000.

Employment Contracts

We have entered into employment agreements with each of our executive officers which provide that if such officer is terminated other than for “cause” (which includes violation of material duties, refusal to perform his duties in good faith, breach of his/her employment agreement or employee proprietary information agreement, poor performance of duties, arrest for a felony or certain other crimes, substance abuse, violation of law or Adaptec policy, prolonged absence from duties or death), he is entitled to receive (1) his unpaid salary and unused vacation benefits he has accrued prior to the date of his termination; (2) a one-time payment equal to 12 months of base salary for Messrs. Sundaresh and O’Meara, and nine months of base salary for Messrs. Lowe, Goyal and Johnson, plus an additional week of base salary for each year of service beyond three years of service; (3) outplacement services in an amount not to exceed $10,000; and (4) coverage for the executive officer and his dependents under our health, vision and dental insurance plans pursuant to COBRA for a 12-month period for Messrs. Sundaresh and O’Meara, and a nine-month period for Messrs. Lowe, Goyal, and Johnson, following the termination of employment. As a result of the termination of his employment with Adaptec in September 2007, Adaptec provided Mr. Johnson with severance terms that were consistent with the severance arrangements described above.

Change of Control

We believe our change of control practice is generally in line with other companies that have such change of control arrangements, except for the single-trigger vesting acceleration for equity described below. The changes of control arrangements of our Named Executive Officers, as set forth in their employment agreements, are as follows:

If within one year of a change of control (1) as to Mr. Sundaresh he is no longer the chief executive officer reporting to our Board or as to Mr. O’Meara, he is no longer the chief financial officer reporting to the chief executive officer, (2) there is a material reduction in his duties or responsibilities from those in effect prior to the change of control, (3) there is a material reduction of the annual base and target incentive compensation specified in his employment agreement to which he does not consent, (4) there is a failure of Adaptec’s successor after a change of control to assume his employment agreement, (5) his employment is terminated without cause by Adaptec’s successor, (6) there is a substantial change in his position or responsibility or (7) his position relocates to more than 25 additional commute miles (one way) and he elects to be terminated, then he will receive, upon signing a separation agreement and general release: (a) a one-time payment equal to his then-current annual base pay (one and one-half times annual pay in the case of Mr. Sundaresh), (b) his then-current targeted bonus payout, (c) COBRA benefits for one year, (d) outplacement services not to exceed $10,000, and (e) accelerated vesting of his stock options and restricted stock awards. In addition, Adaptec or its successor will cover all legal expenses incurred by each Named Executive Officer to enforce his employment agreement following a change of control.

Under our 1990 Stock Plan, 1999 Stock Plan and 2004 Equity Incentive Plan, in the event of a Change in Control (referred to as a “single trigger”), any Options, Rights or Awards (as such capitalized terms are defined in the applicable plan) outstanding upon the date of such Change in Control will have their vesting accelerated as of the date of such Change in Control as to an additional 25% of the shares subject to such Options, Rights or Awards (as the case may be). If within 12 months following a Change in Control, an employee is terminated by the successor employer for any reason, such employee’s Options, Rights or Awards (as the case may be) outstanding upon such Change in Control that are not yet exercisable and vested on such date shall become 100% vested and exercisable.

We believe these change of control arrangements, the value of which are contingent on the value obtained in a change of control transaction, effectively create incentives for our executive team to build stockholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards which comprise a significant component of each executive’s compensation. These arrangements are intended to attract and retain qualified executives that could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in the technology sector. Except for a portion of the grants to our executive officers, as described above, our change of control arrangements for our executive officers are “double trigger,” meaning that acceleration of vesting is not awarded upon a change of control unless the executive’s employment is terminated involuntarily (other than for cause) within 12 months following the transaction. We believe this structure strikes a balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn the remainder of their equity awards.

Incentive Performance Agreement with Chief Executive Officer; Retention Bonus Agreements with Certain Named Executive Officers

In August 2007, we entered into an incentive performance agreement with Mr. Sundaresh. This agreement provides that, subject to the successful completion of a performance goal by September 30, 2007, which performance goal was met, Mr. Sundaresh will be paid up to two months of his current base salary (subject to applicable withholdings) on November 23, 2007 if he is still employed by Adaptec on that date. In addition, upon the successful completion of two additional performance goals by March 31, 2008, Mr. Sundaresh will be paid up to four months of his current base salary (subject to applicable withholdings) on April 10, 2008 if he is still employed by Adaptec on that date. This incentive bonus is in addition to, and not in lieu of, any payment that Mr. Sundaresh is eligible to receive under the AIP or any severance benefits he is entitled to receive under his employment agreement. If Mr. Sundaresh is involuntarily terminated (1) on or within nine months following a Change in Control, as such term is defined in our 2004 Equity Incentive Plan, or (2) other than for cause, then Mr. Sundaresh will be entitled to receive both incentive bonus payments without regard to the achievement of the performance goals.

In August 2007, we also entered into retention agreements with each of our Named Executive Officers, other than Mr. Johnson and Mr. Sundaresh. The retention agreements provide that, subject to continued satisfactory performance of his duties, the executive officer will receive a retention bonus equal to six months of his base salary, with two months of the bonus to be paid on November 23, 2007 and the remaining four months of the bonus to be paid on February 29, 2008. This retention bonus is in addition to, and not in lieu of, any payment the Named Executive Officer is eligible to receive under the AIP or any severance benefits he is entitled to receive under his employment agreement. If any of the Named Executive Officers are involuntarily terminated due to (1) a Change in Control or (2) a reduction in force, then the executive officer will be entitled to receive both retention bonus payments, payable immediately upon such termination of employment. If the Named Executive Officer terminates his employment voluntarily or is terminated for cause prior to the date of one of the retention bonus payment dates, he will not be entitled to receive such payment.

For purposes of these agreements, the term “cause” is defined to mean (1) a deliberate or serious breach of the executive officer’s material duties as assigned by Adaptec; (2) refusal or unwillingness to perform such duties; or (3) arrest or conviction of a felony, a serious violation of the law, or other crime involving moral turpitude, fraud, misappropriation of funds, habitual insobriety or illegal drug use.

We have agreed to require any successor or assignee in connection with any sale, transfer or other disposition of all or substantially all of our assets or business expressly to assume and agree to perform our obligations under these agreements in the same manner and to the same extent that we would be required to perform if no such succession or assignment had taken place. We have also agreed to cover all of Mr. Sundaresh’s and the Named Executive Officers’ legal expenses incurred by them to enforce their respective agreements following a Change of Control.

Deferred Compensation Plan

The Adaptec Deferred Compensation Plan and the 2005 Deferred Compensation Plan are maintained but no future contributions will be made to such plans.

Other Members of the Executive Leadership Team

Other executive officers who are direct reports of Mr. Sundaresh but are not Named Executive Officers are treated in a manner similar to the listed Named Executive Officers in relation to the total compensation factors.

Executive Compensation Tables

Summary Compensation Table

The following table provides information with respect to the compensation earned during fiscal 2007 by our Chief Executive Officer, our Chief Financial Officer and our three other highest paid executive officers who were serving as executive officers at the end of fiscal 2007. We refer to these five executive officers as our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option awards ($)(1)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)		Total ($)
Sundaresh, Subramanian “Sundi”	2007	$450,000		—		$90,981	$163,336	$180,000	$32,455	$27,004	(2)	$943,776
Chief Executive Officer and President

O’Meara, Christopher	2007	$325,000		—		$42,480	$167,978	$101,000	—	$12,789	(3)	$649,247
Vice President and Chief Financial Officer

Lowe, Marcus D.	2007	$260,000		—		$32,753	$89,889	$67,000	—	$17,939	(2)	$467,582
Vice President and General Manager

Goyal, Manoj	2007	$215,000	(5)	$85,000	(6)	$10,958	$54,365	$18,300	$575	$18,500	(2)	$402,699
Vice President of Global Product Development

Johnson, Russell(7)	2007	$305,500		$2,179		$16,847	$76,080	—	—	$117,876	(4)	$518,482
Former Vice President of Worldwide Sales

(1)	These amounts reflect the dollar amount of expense recognized for financial statement reporting purposes for fiscal 2007 in accordance with SFAS 123(R), with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts. Assumptions used in the calculation of this amount for purposes of our financial statements are included in Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

(2)	Represents health and life insurance premiums paid by Adaptec, an automobile allowance, matching contributions made to the officer’s 401(k) plan and financial planning services.

(3)	Represents health and life insurance premiums paid by Adaptec and an automobile allowance.

(4)	Represents health and life insurance premiums paid by Adaptec ($10,952), an automobile allowance, matching contributions made to Mr. Johnson’s 401(k) plan, the value of the spread between the fair market value and the exercise price upon exercise of an incentive stock option ($18,611), a tax equalization payment ($24,783), expatriate expenses ($25,475) and relocation expenses ($28,255).

(5)	Mr. Goyal joined Adaptec in May 2006 at a base salary of $240,000. Mr. Goyal’s base salary for fiscal 2008 has been increased to $255,000.

(6)	Includes a $50,000 signing bonus.

(7)	On August 9, 2007, Adaptec informed Mr. Johnson that his position with Adaptec would be eliminated, which occurred effective September 7, 2007 (the “Termination Date”).

Grants of Plan-Based Awards

The following table provides certain information with respect to grants of options to purchase shares of our common stock and grants of restricted stock awards made to the Named Executive Officers during fiscal 2007. The table also provides information with regard to cash bonuses for fiscal 2007 under our performance-based, non-equity incentive plan to the Named Executive Officers.

	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name		Threshold ($)	Target ($)	Maximum ($)
Subramanian Sundaresh		—	$382,500	$765,000	—	—	—	—
	6/14/2006	—	—	—	—	150,000	$4.24	$254,010
	11/13/2006	—	—	—	—	150,000	$4.48	$268,680
	6/14/2006	—	—	—	50,000	—	—	$211,950
	11/13/2006	—	—	—	50,000	—	—	$223,950

Christopher O’Meara		—	$195,000	$390,000	—	—	—	—
	6/14/2006	—	—	—	—	50,000	$4.24	$84,670
	6/14/2006	—	—	—	—	10,000	$4.24	$16,934
	11/13/2006	—	—	—	—	80,000	$4.48	$143,296
	6/14/2006	—	—	—	20,000	—	—	$84,780
	11/13/2006	—	—	—	30,000	—	—	$134,370

Marcus Lowe		—	$130,000	$260,000	—	—	—	—
	6/14/2006	—	—	—	—	7,830	$4.24	$13,259
	6/14/2006	—	—	—	—	42,170	$4.24	$71,411
	11/13/2006	—	—	—	—	50,000	$4.48	$89,560
	6/14/2006	—	—	—	18,000	—	—	$76,302
	11/13/2006	—	—	—	18,000	—	—	$80,622

Manoj Goyal		—	$120,000	$240,000	—	—	—	—
	5/8/2006	—	—	—	—	71,718	$5.47	$164,163
	5/8/2006	—	—	—	—	63,282	$5.47	$144,853
	11/13/2006	—	—	—	—	50,000	$4.48	$89,560
	11/13/2006	—	—	—	18,000	—	—	$80,622

Russell Johnson(2)	6/14/2006	—	—	—	—	10,000	$4.24	$16,934
	6/14/2006	—	—	—	—	10,000	$4.24	$16,934
	11/13/2006	—	—	—	—	10,000	$4.48	$17,912
	11/13/2006	—	—	—	—	5,000	$4.48	$8,956
	6/14/2006	—	—	—	8,500	—	—	$36,032
	11/13/2006	—	—	—	8,000	—	—	$35,832

(1)	Represents potential awards to be made under the 2008 Adaptec Incentive Plan.

(2)	As of his Termination Date, 148,953 shares subject to Mr. Johnson’s stock options were vested and 4,250 of his shares of restricted stock were released based on his 16,500 shares of restricted stock that was originally granted to him.

Outstanding Equity Awards

The following table provides information with respect to each unexercised stock option and unvested restricted stock award held by the Named Executive Officers as of March 31, 2007.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
	Exercisable	Unexercisable
Subramanian Sundaresh	104,999	195,001	$3.65	5/23/2012	50,000	$193,500
	100,000	—	$3.45	9/19/2010	50,000	$193,500
	37,500	112,500	$4.24	6/14/2013	—	—
	12,500	137,500	$4.48	11/13/2013	—	—
	254,999	445,001			100,000	$387,000

Christopher O’Meara	75,000	225,000	$6.03	3/21/2013	20,000	$77,400
	15,000	45,000	$4.24	6/14/2013	30,000	$116,100
	6,666	73,334	$4.48	11/13/2013	—	—
	96,666	343,334			50,000	$193,500

Marcus Lowe	30,000	70,000	$4.17	7/11/2012	18,000	$69,660
	80,000	—	$3.45	9/19/2010	18,000	$69,660
	12,499	37,501	$4.24	6/14/2013	—	—
	4,166	45,834	$4.48	11/13/2013	—	—
	126,665	153,335			36,000	$139,320

Manoj Goyal	—	135,000	$5.47	5/8/2013	18,000	$69,660
	4,166	45,834	$4.48	11/13/2013	—	—
	4,166	180,834			18,000	$69,660

Russell Johnson(1)	6,000	—	$11.9375	11/22/2010	8,500	$32,895
	4,517	—	$14.90	12/28/2008	8,000	$30,960
	7,000	—	$15.97	1/23/2009	—	—
	6,051	319	$12.21	4/10/2009	—	—
	200	—	$12.50	10/21/2008	—	—
	2,825	—	$10.875	8/7/2008	—	—
	8,650	—	$12.50	7/6/2008	—	—
	5,997	—	$13.375	11/13/2007	—	—
	11,150	—	$15.290	12/27/2008	—	—
	503	—	$13.375	11/13/2007	—	—
	9,000	—	$4.511	9/30/2009	—	—
	6,750	750	$6.30	8/4/2010	—	—
	4,200	2,800	$9.31	2/21/2011	—	—
	15,500	2,500	$7.66	12/17/2009	—	—
	10,800	—	$3.93	5/25/2010	—	—
	40,000	—	$3.45	9/19/2010	—	—
	4,999	15,001	$4.24	6/14/2013	—	—
	1,250	13,750	$4.48	11/13/2013	—	—
	145,392	35,120			16,500	$63,855

(1)	As of his Termination Date, 148,953 shares subject to Mr. Johnson’s stock options were vested and 4,250 shares of his restricted awards were released based on his 16,500 shares of restricted stock that was originally granted to him.

None of the Named Executive Officers exercised any of his stock options during fiscal 2007, nor did any portion of the restricted stock awards held by the Named Executive Officers vest during fiscal 2007.

Nonqualified Deferred Compensation Table

The following table provides information with respect to the non-qualified deferred compensation activity for fiscal 2007 for the Named Executive Officers.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Subramanian Sundaresh	—	—	$32,455	—	$654,037	(1)
Christopher O’Meara	—	—	—	—	—
Marcus Lowe	—	—	—	—	—
Manoj Goyal	$10,500	—	$575	—	$11,075
Russell Johnson	—	—	—	—	—

(1)	This amount is the result of contributions made by Mr. Sundaresh during his previous employment with Adaptec from 1993 through 1998.

Payments upon Termination or Change in Control

The following table describes the potential payments and benefits upon termination of our Named Executive Officers’ employment before or after a change in control of Adaptec, as if each officer’s employment terminated as of March 31, 2007. For purposes of valuing the severance and vacation payout payments in the table below, we used each officer’s base salary rate in effect on March 31, 2007, and the number of accrued but unused vacation days on March 31, 2007.

The value of the vesting acceleration for stock options and awards shown in the table below was calculated based on the assumption that the change in control, if applicable, occurred and the officer’s employment terminated on March 31, 2007, and that the fair market value per share of our common stock on that date was $3.870, which was the closing trading price of our common stock on March 30, 2007, the last trading day in our fiscal 2007. The value of the equity acceleration was calculated by multiplying the number of unvested shares subject to acceleration by the difference between $3.870 and the exercise price per share of the accelerated option. The value of the equity acceleration was calculated by multiplying the number of unvested shares by $3.870. The severance and equity acceleration amounts listed for Mr. Goyal and Mr. Johnson assume that the terms of the May 1, 2007 executive employment agreements with us were applicable as of March 31, 2007. The bonus acceleration amounts listed for each Named Executive Officer, except Subramanian Sundaresh, assume that the terms of the August 14, 2007 retention bonus agreements with us were applicable as of March 31, 2007. The bonus acceleration amounts listed for Subramanian Sundaresh assumes that the terms of the September 4, 2007 incentive bonus agreements with us were applicable as of March 31, 2007.

Name	Benefit	Termination without Cause prior to Change in Control	Change in Control(1)	Termination without Cause or a Constructive Termination after a Change in Control(2)	A Termination for any reason after a Change in Control(3)

Subramanian Sundaresh	Severance	$450,000.00	—	$1,057,500.00	—
	Bonus Acceleration(4)	$225,000.00	—	$225,000.00	—
	Equity Acceleration	—	$165,107.00	$395,000.00	$395,000.00
	Cobra Premiums	$14,788.00	—	$14,788.00	—
	Vacation Payout	$55,041.00	—	—	—
	Perquisites(5)	$10,000.00	—	$10,000.00	—
	Total Value	$754,829.00	$165,107.00	$1,702,288.00	$395,000.00

Christopher O’Meara	Severance	$325,000.00	—	$520,000.00	—
	Bonus Acceleration(4)	$162,500.00	—	$162,500.00	—
	Equity Acceleration	—	$48,368.00	$143,500.00	$143,500.00
	Cobra Premiums	$4,959.00	—	$4,959.00	—
	Vacation Payout	$8,852.00	—	—	—
	Perquisites(5)	$10,000.00	—	$10,000.00	—
	Total Value	$511,311.00	$48,368.00	$840,959.00	$143,500.00

Name	Benefit	Termination without Cause prior to Change in Control	Change in Control(1)	Termination without Cause or a Constructive Termination after a Change in Control(2)	A Termination for any reason after a Change in Control(3)

Marcus Lowe	Severance	$195,000.00	—	$390,000.00	—
	Bonus Acceleration(4)	$130,000.00	—	$130,000.00	—
	Equity Acceleration	—	$68,426.00	$136,920.00	$136,920.00
	Cobra Premiums	$3,719.00	—	$4,959.00	—
	Vacation Payout	$27,385.00	—	—	—
	Perquisites(5)	$10,000.00	—	$10,000.00	—
	Total Value	$366,104.00	$68,426.00	$671,879.00	$136,920.00

Manoj Goyal	Severance	$180,000.00	—	$360,000.00	—
	Bonus Acceleration(4)	$120,000.00	—	$120,000.00	—
	Equity Acceleration	—	$17,411.00	$69,642.00	$69,642.00
	Cobra Premiums	$11,091.00	—	$14,788.00	—
	Vacation Payout	$7,396.00	—	—	—
	Perquisites(5)	$10,000.00	—	$10,000.00	—
	Total Value	$328,487.00	$17,411.00	$574,430.00	$69,642.00

Russell Johnson(6)	Severance	$240,000.00	—	$320,000.00	—
	Bonus Acceleration(4)	—	—	—	—
	Equity Acceleration	—	$32,762.00	$64,155.00	$64,155.00
	Cobra Premiums	$11,091.00	—	$14,788.00	—
	Vacation Payout	$22,466.00	—	—	—
	Perquisites(5)	$10,000.00	—	$10,000.00	—
	Total Value	$283,557.00	$32,762.00	$408,943.00	$64,155.00

(1)	The following refers to single trigger acceleration under the 1990 Stock Plan, 1999 Stock Plan and 2004 Equity Incentive Plan, as described on page 21 of this Proxy Statement.

(2)	A “constructive termination” event is (a) a material reduction of the annual base and target incentive compensation specified in the officer’s employment agreement to which he does not consent, (b) a failure of Adaptec’s successor after a change of control to assume the officer’s employment agreement, (c) a substantial change in the officer’s position or responsibility or (d) the officer’s position relocates to more than 25 additional commute miles (one way).

(3)	The following refers to double trigger acceleration under the 1990 Stock Plan, 1999 Stock Plan and 2004 Equity Incentive Plan, as described on page 22 of this Proxy Statement.

(4)	The following refers to (a) “double trigger” acceleration and (b) full acceleration upon a reduction in force or termination other than for cause, under the incentive performance agreement with our Chief Executive Officer and the retention bonus agreements with certain of our Named Executive Officers, as described on page 22 of this Proxy Statement.

(5)	The following consists of outplacement services through the use of a company or consultant in an amount not to exceed $10,000.

(6)	In connection with his termination, Adaptec proposed to Mr. Johnson, by letter dated August 9, 2007, certain severance terms, consistent with Mr. Johnson’s Executive Employment Agreement with Adaptec, dated as of May 1, 2007, in consideration of signing a general release in favor of Adaptec. Mr. Johnson accepted Adaptec’s offer on September 22, 2007, which entitled him to receive, consistent with the terms of his employment agreement, a lump-sum severance payment equal to nine months and eight weeks of his base salary, COBRA benefits until June 30, 2008 and outplacement services.

DIRECTOR COMPENSATION

Overview

Our one director who is a company employee—Mr. Sundaresh—receives no additional or special compensation for serving as a director. Our non-employee directors receive a combination of cash and equity compensation for serving on our Board. In addition, we reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Cash Compensation

In May 2006, our Compensation Committee amended our non-employee directors’ cash compensation program, effective June 1, 2006. The amendments provided for the following changes to the fiscal 2006 program: (1) an increase in the annual cash retainer from $3,000 to $6,500 per fiscal quarter, (2) a reduction in the per-meeting retainer from $4,000 to $3,000 for each Board meeting attended (either in person or by telephone); however, the Chairperson of the Board may designate a given meeting as a $2,000-reduced-fee meeting and (3) the addition of a per-meeting retainer of $1,200 for each Board committee meeting attended that the Chairperson of the committee designates a formal meeting. These amounts are paid quarterly.

Equity Compensation

Pursuant to our 2000 Director Option Plan (which was terminated when stockholders approved our 2006 Director Plan in September 2006), non-employee directors were automatically granted an option to purchase 32,500 shares of our common stock. These stock options vest with respect to 25% of the shares subject to the options on the first anniversary of the grant date, and then with respect to 6.25% of the shares subject to the options for each full quarter thereafter, so long as such person remains a director, such that the options will be fully vested on the fourth anniversary of the date of grant. Our 2006 Director Plan is a “discretionary” plan and does not provide for automatic awards to our non-employee directors. Instead, our Board of Directors approves equity awards under that plan. We anticipate that we will grant under the Director Plan to each new non-employee director upon his or her joining our Board, including Messrs. Howard, Mutch and Quicke, stock options to purchase 32,500 shares of our common stock and a restricted stock grant of 16,250 shares of our common stock, each of which grant will vest with respect to 33 1/3% of the underlying shares on the first anniversary of the grant date and 8 1/3% quarterly thereafter. We anticipate that the Board of Directors will generally award shares of restricted common stock, which will vest as described in the preceding sentence, to our non-employee directors during fiscal 2008.

Director Compensation Table

The following table provides information with respect to all compensation awarded to, earned by or paid to each person who served as a director (except for Mr. Sundaresh, our Chief Executive Officer, who receives no additional compensation for his service on our Board) for some portion or all of fiscal 2007. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Total ($)
Jon S. Castor	$60,200	$30,857	$5,928	$96,986
Joseph S. Kennedy	$66,700	$11,868	$25,449	$104,017
Robert J. Loarie	$69,200	$11,868	$25,449	$106,517
D. Scott Mercer	$66,500	$11,868	$54,848	$133,216
Judith M. O’Brien	$54,950	$30,857	$5,953	$91,760
Charles J. Robel	$71,500	$11,868	$12,468	$95,836
Carl J. Conti(4)	$50,550	$0	$6,362	$56,912
Lucie J. Fjeldstad(4)	$39,750	$0	$6,362	$46,112
Ilene H. Lang(4)	$36,300	$0	$6,362	$42,662
Douglas E. Van Houweling	$58,400	$11,868	$25,449	$95,717

(1)	These amounts reflect the dollar amount of expense recognized for financial statement reporting purposes for fiscal 2007 in accordance with SFAS 123(R), with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts. Assumptions used in the calculation of this amount for purposes of our financial statements are included in Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

(2)	The following directors received the following awards of shares of our common stock in fiscal 2007, as set forth following their respective names: Mr. Castor 16,250 shares, Mr. Kennedy 6,250 shares, Mr. Loarie 6,250 shares, Mr. Mercer 6,250 shares, Ms. O’Brien 16,250 shares, Mr. Robel 6,250 shares and Mr. Van Houweling 6,250 shares. These awards vest on the one-year anniversary of the grant date.

(3)	The following directors were granted options to purchase the number of shares of our common stock in fiscal 2007, as set forth following their respective names: Mr. Castor 32,500 shares and Ms. O’Brien 32,500 shares.

(4)	Each of Mr. Conti, Ms. Fjeldstad and Ms. Lang resigned his or her directorship immediately prior to our 2006 annual meeting of stockholders held in September 2006.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Judith M. O’Brien, Jon S. Castor and Robert J. Loarie, none of whom has any interlocking relationships, as defined by the SEC. During fiscal 2007, from April 1, 2006 through September 14, 2006, Lucie J. Fjeldstad and Robert J. Loarie served on our Compensation Committee, neither of whom had any interlocking relationships during such period of service. We intend to appoint John J. Quicke as a member of the Compensation Committee following the Annual Meeting. Mr. Quicke does not have any interlocking relationships.

Compensation Committee Report

The members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis section set forth above with management and, based on such review and discussion, the members of the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Judith M. O’Brien, Chair

Jon S. Castor

Robert J. Loarie

Equity Compensation Plan Information

The following table sets forth information as of March 31, 2007 regarding equity awards under our 2004 Equity Incentive Plan; Snap Appliance, Inc. 2002 Stock Option and Restricted Stock Purchase Plan; Broadband Storage, Inc. 2001 Stock Option and Restricted Stock Purchase Plan; 2000 Nonstatutory Stock Option Plan; 1999 Stock Plan; 1990 Stock Plan; Distributed Processing Technology Corp. Omnibus Stock Option Plan; Stargate Solutions, Inc. 1999 Incentive Stock Plan; Eurologic Systems Group Limited 1998 Share Option Plan; 2006 Director Option Plan; 2000 Director Option Plan; 1990 Directors’ Option Plan, 1986 Employee Stock Purchase Plan and any amendments to such plans:

Equity Compensation Plan Information Table

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	14,018,075	$6.5581	22,298,326	(1)
Equity compensation plans not approved by security holders(2)	153,248	$2.5967	—

Total	14,171,323	$6.5153	22,298,326	(1)

(1)	Of these shares, 17,719,681 shares are available for issuance under our 2004 Equity Incentive Plan, which permits the grant of stock options, stock appreciation rights, restricted stock, stock awards and restricted stock units, and 1,600,000 shares remain available for issuance under the Adaptec, Inc. 2006 Director Plan. Of the shares available for issuance under the 2006 Director Plan, a maximum of 600,000 shares in the aggregate may be issued as restricted stock or restricted stock units. Options issued under our equity compensation plans do not have rights to any dividends declared on the common stock and are not transferable for consideration, and any shares of restricted stock to be issued in the future under the 2004 Equity Incentive Plan or 2006 Director Plan will not have rights to any dividends declared on the common stock and will not be transferable for consideration unless and until the restrictions on such shares lapse. Of these shares, 2,978,645 remain available for issuance under our 1986 Employee Stock Purchase Plan under offering periods that remained in effect following the expiration of the plan in April 2006, and there will be no further issuances under this plan after February 14, 2008.

(2)

Includes options to purchase 1,232,491 shares of our common stock issued under the Snap Appliance and Broadband Storage stock option plans that we assumed in connection with the acquisition of Snap Appliance in July 2004, after giving effect to the exchange ratio for such acquisition. Of these options to purchase 1,232,491 shares, options to purchase 45,240 shares of our common stock were outstanding at March 31, 2007, having a weighted average exercise price of $1.9267. Also includes options to purchase 1,130,525 shares of our common stock issued under the Distributed Processing Technology stock option plan that we assumed in connection with the acquisition of that company in December 1999, after giving effect to the exchange ratio for such acquisition. Of these options to purchase 1,130,525 shares, options to purchase 39,024 shares of our common stock were outstanding at March 31, 2007, having a weighted average exercise price of $5.2764 per share. Also includes options to purchase 2,336,037 shares of our common stock issued under the Stargate Solutions stock option plan that we assumed in connection with the acquisition of Platys Communications in August 2001, after giving effect to the exchange ratio for such acquisition. Of these options to purchase 2,336,037 shares, options to purchase 54,852 shares of our common stock were outstanding at March 31, 2007, having a weighted average exercise price of $.1896 per share. Also includes options to purchase 498,789 shares of our common stock issued under the Eurologic stock option plan that we assumed in April 2003 in connection with the acquisition of Eurologic Systems Group Ltd., after giving effect to the exchange ratio for such acquisition. Of these options to purchase 498,789 shares, options to purchase 14,132 shares of our common stock were outstanding at March 31, 2007, having a weighted average exercise price of $6.6847 per share. No further awards will be made under any of the assumed stock option plans described above.

REPORT OF THE AUDIT COMMITTEE

The following is the Report of the Audit Committee with respect to our audited financial statements for our fiscal year ended March 31, 2007.

The Audit Committee’s purpose is, among other things, to assist our Board of Directors in its oversight of its financial accounting, reporting and controls. Our Board of Directors has determined that each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and each is an “independent” director within the meaning of the listing standards of The NASDAQ Global Market. The Audit Committee operates under a written charter, which was formally adopted by the Board of Directors in June 2000 and most recently updated in March 2004.

Our management is responsible for the preparation, presentation and integrity of our financial statements, including setting the accounting and financial reporting principles and designing our system of internal control over financial reporting. Our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of our consolidated financial statements and for expressing opinions on the conformity of our audited financial statements to generally accepted accounting principles, on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of our internal control over financial reporting based on their audit. The Audit Committee oversees these processes, although members of the Audit Committee are not engaged in the practice of auditing or accounting, and their functions are not intended to duplicate or to certify the activities of management or PwC.

The Audit Committee has reviewed and discussed our audited consolidated financial statements with management and PwC. The Audit Committee met with PwC, with and without management present, to discuss the results of its examinations, its evaluation of our internal control over financial reporting and the overall quality of our financial reporting.

The Audit Committee also has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also has discussed with PwC that firm’s independence. Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and its charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2007.

The preceding report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any of our filings.

AUDIT COMMITTEE

Charles J. Robel, Chair

Jon S. Castor

Joseph S. Kennedy

TRANSACTIONS WITH RELATED PERSONS

Related Party Transactions Policy and Procedures

Any related party transactions, excluding compensation (whether cash, equity or otherwise), which is delegated to the Compensation Committee, involving one of our directors or executive officers, must be reviewed and approved by the Audit Committee or another independent body of the Board of Directors. Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. To identify any related party transactions, each year, we submit and require our directors and officers to complete director and officer questionnaires identifying any transactions with us in which the executive officer or director or their family members has an interest. In addition, the Nominating and Governance Committee of our Board of Directors determines, on an annual basis, which members of our Board of Directors meet the definition of independent director as defined in the rules of The NASDAQ Stock Market and reviews and discusses any relationships with a director that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

Certain Related Party Transactions

Settlement Agreement with Steel Partners

On October 26, 2007, we entered into a Settlement Agreement with Steel Partners to end the election contest that was to occur at the Annual Meeting. Steel Partners is our largest stockholder, beneficially owning approximately 14.9% of our common stock on October 26, 2007. John J. Quicke, a director nominee, is an Operating Partner of Steel Partners, Ltd., a management advisory company that provides management advisory services to Steel Partners II, L.P. and its affiliates. Jack L. Howard, a director nominee, is Vice Chairman of Steel Partners, Ltd. For more information, see “Information Regarding Settlement with Steel Partners” beginning on page 3 of this Proxy Statement.

Indemnification Arrangements

Our certificate of incorporation and bylaws contain provisions that limit the liability of our directors and provide for indemnification of our officers and directors to the full extent permitted under Delaware law. Under our certificate of incorporation, and as permitted under the Delaware General Corporation Law, directors are not liable to us or our stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors, including such conduct during a merger or tender offer. In addition, we have entered into separate indemnification agreements with our directors and officers that could require us to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. Such provisions do not, however, affect liability for any breach of a director’s duty of loyalty to us or our stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived an improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Such limitation of liability also does not limit a director’s liability for violation of, or otherwise relieve us or our directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or rescission.

Other than as set forth in the preceding paragraphs and the compensation arrangements set forth under the caption “Executive Compensation,” since April 1, 2006 there has not been, nor is there currently proposed, any transaction in which we were or will be a participant and in which the amount involved exceeded $120,000 and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

Stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the SEC and our bylaws. Stockholders wishing to present a proposal at our 2008 Annual Meeting of Stockholders must submit such proposal to us by July 22, 2008 if they wish for it to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. In addition, under our bylaws, a stockholder wishing to nominate a person to our Board of Directors at the 2008 Annual Meeting of Stockholders (but not include such nomination in the proxy statement) or wishing to make a proposal with respect to any other matter (but not include such proposal in the proxy statement) at the 2008 Annual Meeting of Stockholders, must submit the required information to us between August 29, 2008 and September 28, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2007.

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the Board of Directors may recommend.

Whether or not you plan to attend the Annual Meeting, please cast your vote online, via telephone, or complete, date, sign and promptly return the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ADAPTEC, INC.

Adaptec, Inc.

Proxy for 2007 Annual Meeting of Stockholders

December 13, 2007

The undersigned stockholder(s) of Adaptec, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of 2007 Annual Meeting of Stockholders and Proxy Statement, each dated November 5, 2007, and hereby appoints Subramanian “Sundi” Sundaresh and Christopher O’Meara, and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at our 2007 Annual Meeting of Stockholders to be held at the Embassy Suites Hotel located at 901 East Calaveras Boulevard, Milpitas, California 95035 on Thursday, December 13, 2007 at 10:00 a.m., local time, and at any adjournment thereof, and to vote all shares of our common stock which the undersigned would be entitled to vote if personally present on any of the following matters and with discretionary authority as to any and all other matters that may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE BOARD OF DIRECTOR NOMINEES, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXY HOLDERS DEEM ADVISABLE.

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YOUR VOTE IS IMPORTANT!

Please mark, sign and date your proxy card and return it promptly in the enclosed envelope.

Please mark your votes as indicated in this example	☒

	FOR all nominees listed below (except as indicated).	WITHHOLD authority to vote for all nominees listed below.

1. Election of directors to serve one-year terms.	☐	☐

If you wish to withhold authority for any individual nominee, strike a line through that nominee’s name in the list below:

01 Jon S. Castor	02 Jack L. Howard	03 Joseph S. Kennedy
04 D. Scott Mercer	05 John Mutch	06 Robert J. Loarie
07 John J. Quicke	08 Subramanian “Sundi” Sundaresh	09 Douglas E. Van Houweling

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

(This proxy should be marked, dated and signed by each stockholder exactly as such stockholder’s name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

TO ENSURE YOUR REPRESENTATION AT THE 2007 ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

Signature(s)	Dated	, 2007

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